Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-291117) and Form S-8 (Nos. 333-239224, 333-239707, and 333-256466) of CECO Environmental Corp. (the Company) of our report dated February 25, 2025, except for the effects of the change in segment profit measure described in Note 16, as to which the date is March 2, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Cincinnati, Ohio

March 2, 2026